Exhibit 22
List of Guarantor Subsidiaries
As of December 31, 2020, Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability (“Finco”) and a wholly-owned subsidiary of Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble”), was the full and unconditional guarantor of, and Noble Holding International Limited, a Cayman Islands company and wholly owned subsidiary of Finco, was the issuer of the following registered securities, which, together with the indentures governing such registered securities, were cancelled on February 5, 2021 in connection with Noble’s emergence from Chapter 11 bankruptcy in accordance with the the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, as amended:

Notes	Issuer	Guarantor
4.90% Senior Notes due 2020	Noble Holding International Limited	Finco
4.625% Senior Notes due 2021	Noble Holding International Limited	Finco
3.95% Senior Notes due 2022	Noble Holding International Limited	Finco
7.75% Senior Notes due 2024	Noble Holding International Limited	Finco
7.95% Senior Notes due 2025	Noble Holding International Limited	Finco
6.20% Senior Notes due 2040	Noble Holding International Limited	Finco
6.05% Senior Notes due 2041	Noble Holding International Limited	Finco
5.25% Senior Notes due 2042	Noble Holding International Limited	Finco
8.95% Senior Notes due 2045	Noble Holding International Limited	Finco